CONTACT:	Bruce Zurlnick	Melissa Myron / Rachel Albert
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FOURTH QUARTER SALES AND UPDATES EARNINGS OUTLOOK

New York, NY, February 8, 2007 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced its fourth quarter and full year sales results, and provided an update on its earnings outlook for the fourth quarter and full year. The fourth quarter reflects an extra week in fiscal 2006 resulting in a fifty-three week fiscal year. Comparable store sales calculations do not include this additional week.

Fourth Quarter Sales
Comparable department sales (departments open for the same months during the comparable period) increased 1.4% on a go-forward basis for the fourth quarter ended February 3, 2007. This excludes the contribution from the Belk stores Finlay no longer operates as of the beginning of fiscal 2007. Comparable department sales for the same period including the Belk stores increased 3.2%.

Total sales for the fourth quarter, which included an extra week, were $343.1 million compared to $421.4 million in the comparable period of 2005, as a result of the store closings in the first half of 2006. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $51.6 million for the fourth quarter as compared to $39.6 million in the same period last year.

Fiscal 2006 Sales
Comparable department sales for the fiscal year ended February 3, 2007 increased 2.1% on a go-forward basis. This excludes the contribution from stores Finlay no longer operates as a result of the Federated/May merger and subsequent integration plans, as well as the Belk stores. Comparable department sales for the same period including discontinued stores increased 8.2%.

Total sales for fiscal 2006, which included an extra week, totaled $919.4 million compared to $990.1 million in fiscal 2005. Specialty jewelry stores contributed sales of $108.1 million for fiscal 2006 as compared to $69.5 million in the same period last year, as Carlyle was acquired in May 2005 and Congress in December 2006.

Fiscal 2006 Outlook
Fourth quarter sales were lower than previously anticipated primarily due to the disappointing performance of the Company’s 236 former May Company doors, which under Federated decreased their promotional activity versus the prior year. In addition, gross margin was significantly impacted in the fourth quarter by larger than expected LIFO charges, higher gold costs and lower than anticipated vendor concessions. The LIFO charge, a non-cash component of gross margin, is estimated at $4.4 million compared to $1.6 million in the prior year’s fourth quarter, which had an $0.18 negative impact on earnings per share. Finally, interest expense increased over the prior year period due to borrowings related to the acquisition of Congress as well as the retirement of the gold consignment agreement. As a result, the Company now estimates fourth quarter diluted earnings per share of $1.40 to $1.50 on a continuing operations basis.

For fiscal year 2006, the Company now projects consolidated diluted earnings per share to be between $0.45 and $0.55. On a continuing operations basis, the Company now projects EBITDA of approximately $30 million and full year per share results to be a loss between $0.55 and $0.65, excluding central office severance and other closing related costs. The LIFO charge for the full year is estimated at $7.4 million compared to $2.6 million in the prior fiscal year, which had a $0.32 negative impact on earnings per share.

The above forecast reflects the shift of Belk’s full year results from continuing to discontinued operations in the fourth quarter decreasing earnings per diluted share on a continuing operations basis by approximately $0.28 for the fourth quarter and $0.44 for the full year.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, “We consider 2006 and 2007 to be transitional years for our Company, as we absorb the impact of store closings and at the same time position ourselves to be a larger player in the specialty jewelry store sector. The loss of approximately $300 million of sales on an annualized basis from department store consolidations has impacted us in several areas, particularly gross margin.”

“In spite of our fourth quarter results, we remain excited about Finlay’s future opportunities. Our solid performance in Bloomingdale’s, Carlyle and the newly acquired Congress Jewelers has reinforced our initiative to expand in both the specialty jewelry and luxury business. In addition, we will seek to increase our licensed business where we believe an opportunity has a long-term potential to contribute to our bottom-line results. In conclusion, I am proud of the way our organization managed a difficult transition. I believe we have the people and the plan to achieve success in the future, while building a better, more diversified company.”

The Company currently expects to report full financial results on March 13, 2007.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2006 totaled 758, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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